Exhibit 99.1

KROGER REPORTS STRONG FINANCIAL RESULTS

FOR THIRD QUARTER OF FISCAL 2005

Identical Supermarket Sales Rose 6.6% with Fuel and 3.7% without Fuel

CINCINNATI, OH, December 6, 2005 — The Kroger Co. (NYSE: KR) today reported net earnings of $185.4 million, or $0.25 per fully diluted share, for the third quarter ended November 5, 2005. Net earnings in the year-ago period were $142.7 million, or $0.19 per fully diluted share.

Total sales for the third quarter increased 9.1% to $14.0 billion. Identical supermarket sales increased 6.6% with fuel and 3.7% without fuel. This represents Kroger’s ninth consecutive quarter of positive identical supermarket sales, excluding fuel.

“Kroger’s performance in the third quarter is a clear sign that our associates’ focus on providing improved service, selection and value is being well-received by our customers,” said David B. Dillon, Kroger chairman and chief executive officer. “Thanks to this emphasis on placing the ‘customer first,’ Kroger posted its highest identical supermarket sales since the merger with Fred Meyer in 1999.”

Other highlights of the third quarter included:

•	FIFO gross margin declined 62 basis points to 24.48% of sales. Excluding the effect of retail fuel operations, FIFO gross margin decreased six basis points.

•	Operating, general and administrative (OG&A) costs as a percentage of sales declined 69 basis points to 18.23%. Excluding the effect of retail fuel operations, OG&A declined three basis points as Kroger was able to leverage higher sales to offset higher energy prices and investments in better service.

•	Capital investment, including changes in construction-in-progress payables, totaled $336.9 million, compared to $429.1 million a year ago.

•	Kroger repurchased 590,000 shares of stock at an average price of $19.97 for a total investment of $11.8 million. At the end of the third quarter, there was $158.0 million remaining under the $500 million stock buyback announced in September 2004. Since January 2000, Kroger has invested $2.9 billion to repurchase 153.1 million shares at an average price of $19.14 per share. Kroger continues to buy back stock.

•	Net total debt was $7.2 billion, a reduction of $660.0 million from a year ago and a reduction of $1.6 billion since January 2000 (Table 5).

•	Kroger’s results for the quarter also reflected the benefits of a previous class-action credit card settlement and the reversal of an unrelated tax contingency, offset by expenses related to two hurricanes, an increase in certain legal reserves, and a writedown to fair market value of assets held for sale. Together these items had little effect on Kroger’s earnings per fully diluted share.

“Our financial performance in the third quarter reflects the consistent approach we have taken to managing our business. We continue to balance investments in gross margin and improved customer service with operating cost reductions to provide a better shopping experience for our customers,” Mr. Dillon explained.

Sales and operating profit at Ralphs and Food 4 Less in southern California improved during the third quarter as compared to last year. In southern California, identical supermarket sales without fuel at both divisions, on a combined basis, increased 2.9% over the prior-year period.

“The pace of our recovery in southern California is slower than we would like. Clearly there are opportunities for growth, and our teams are focused on seizing those,” Mr. Dillon said.

Over the first three quarters of fiscal 2005, sales increased 7.2% to $45.8 billion. Net earnings for the first three quarters of fiscal 2005 were $676.0 million, or $0.92 per diluted share. For the first three quarters of fiscal 2004, net earnings were $548.0 million, or $0.73 per diluted share.

“Thanks to the hard work and outstanding contributions of the entire organization, Kroger has made tremendous progress in several key areas this year. Our associates are offering improved shopping experiences for our customers in a variety of ways, and Kroger has been able to fund these by improving productivity and taking costs out of our business. Holiday sales are off to a strong start. We are focused on becoming more competitive in every aspect of our business so that we can take advantage of growth opportunities and generate value for our shareholders,” Mr. Dillon said.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the third quarter of fiscal 2005, the Company operated (either directly or through its subsidiaries) 2,510 supermarkets and multi-department stores in 32 states under two dozen local banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 792 convenience stores, 431 fine jewelry stores, 567 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words “continue to balance” and “are focused.” These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our ability to balance gross margin investments with operating cost reductions that can be used to fund lower prices and improved service may be affected by actions taken by our competition; cost increases that are not passed on to customers; and an inability to generate sales at desirable margins. Our ability to become more competitive may be affected by actions taken by our competitors to maintain or increase market shares; increased costs as a result of weather conditions; our efforts to control pension and health care costs; labor disputes; and continued industry consolidation. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on December 6, 2005 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through December 16, 2005.

# # #

Media Contact:	Gary Rhodes (513) 762-1304

Investor Contact:	Carin Fike (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	THIRD QUARTER				YEAR TO DATE
	2005		2004		2005		2004
SALES	$14,020.5	100.00%	$12,854.0	100.00%	$45,833.4	100.00%	$42,739.1	100.00%
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION, LIFO CHARGE (a), EXCLUDING ITEMS SHOWN SEPARATELY BELOW	10,595.7	75.57	9,639.0	74.99	34,502.7	75.28	31,883.3	74.60
OPERATING, GENERAL AND ADMINISTRATIVE	2,556.3	18.23	2,432.8	18.93	8,379.8	18.28	8,074.9	18.89
RENT	166.3	1.19	158.5	1.23	513.8	1.12	524.7	1.23
DEPRECIATION	287.3	2.05	287.5	2.24	969.6	2.12	949.3	2.22

OPERATING PROFIT	414.9	2.96	336.2	2.62	1,467.5	3.20	1,306.9	3.06

INTEREST (b)	114.2	0.81	116.7	0.91	394.0	0.86	441.5	1.03

EARNINGS BEFORE TAX EXPENSE	300.7	2.14	219.5	1.71	1,073.5	2.34	865.4	2.02

TAX EXPENSE	115.3	0.82	76.8	0.60	397.5	0.87	317.4	0.74

NET EARNINGS	$185.4	1.32%	$142.7	1.11%	$676.0	1.47%	$548.0	1.28%

NET EARNINGS PER BASIC COMMON SHARE	$0.26		$0.19		$0.93		$0.74

SHARES USED IN BASIC CALCULATION	723.8		736.1		724.6		738.2

NET EARNINGS PER DILUTED COMMON SHARE	$0.25		$0.19		$0.92		$0.73

SHARES USED IN DILUTED CALCULATION	731.9		742.0		731.4		745.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	LIFO charges of $8.1 and $12.0 were recorded in the third quarter of 2005 and 2004, respectively. For the year-to-date period, LIFO charges of $26.9 and $30.8 were recorded in 2005 and 2004, respectively.
(b)	Year-to-date 2004 includes a $24.7 debt prepayment premium on the call of $750.0, 7.375% bonds.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

	November 5, 2005	November 6, 2004
ASSETS
Current Assets
Cash	$136.9	$129.9
Cash - Temporary investments	100.0	—
Store deposits in-transit	562.1	566.6
Receivables	664.2	643.9
Inventories	4,785.8	4,629.7
Prepaid and other current assets	323.9	226.4

Total current assets	6,572.9	6,196.5

Property, plant and equipment, net	11,381.4	11,445.0
Goodwill, net	2,192.3	3,137.9
Other assets	430.3	382.8

Total Assets	$20,576.9	$21,162.2

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases and financing obligations	$573.8	$206.8
Accounts payable	3,762.8	3,683.7
Accrued salaries and wages	651.7	584.2
Deferred income taxes	267.1	138.4
Other current liabilities	1,896.2	1,794.4

Total current liabilities	7,151.6	6,407.5

Long-term debt including obligations under capital leases and financing obligations
Long-term debt, at face value	6,661.5	7,531.3
Adjustment to reflect fair value interest rate hedges	25.1	82.3

Long-term debt including obligations under capital leases and financing obligations	6,686.6	7,613.6

Deferred income taxes	879.2	1,117.4
Other long-term liabilities	1,776.2	1,712.8

Total Liabilities	16,493.6	16,851.3

Shareowners’ equity	4,083.3	4,310.9

Total Liabilities and Shareowners’ Equity	$20,576.9	$21,162.2

Total common shares outstanding at end of period	724.2	732.2
Total diluted shares year to date	731.4	745.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	YEAR TO DATE
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$676.0	$548.0
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	969.6	949.3
LIFO charge	26.9	30.8
Deferred income taxes	(61.7)	143.2
Other	34.1	33.0
Changes in operating assets and liabilities, net of effects of acquisitions:
Inventories	(456.6)	(491.6)
Receivables	(3.2)	20.5
Store deposits in-transit	321.2	12.0
Prepaid expenses	344.0	313.8
Accounts payable	(55.7)	330.6
Accrued expenses	122.2	(59.7)
Income tax payables and receivables	345.6	152.6
Contribution to company sponsored pension plan	(247.0)	(35.0)
Other long-term liabilities	33.6	100.4

Net cash provided by operating activities	2,049.0	2,047.9

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,010.9)	(1,280.0)
Proceeds from sale of assets	60.5	58.1
Other	(21.4)	6.8

Net cash used by investing activities	(971.8)	(1,215.1)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	13.4	—
Payments for long-term debt	(61.3)	(777.2)
Borrowings (payments) on bank revolver	(629.4)	263.2
Proceeds from issuance of capital stock	75.9	32.5
Treasury stock purchases	(202.4)	(249.5)
Increase (decrease) in book overdrafts	(180.8)	(101.0)
Other	0.2	(29.8)

Net cash used by financing activities	(984.4)	(861.8)

NET INCREASE (DECREASE) IN CASH	92.8	(29.0)

CASH AT BEGINNING OF YEAR	144.1	158.9

CASH AT END OF QUARTER	$236.9	$129.9

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$442.5	$515.6
Cash paid during the year for income taxes	$112.3	$3.8

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER
	2005	2004
INCLUDING FUEL CENTERS	$12,481.0	$11,712.7
EXCLUDING FUEL CENTERS	$11,555.7	$11,142.1

INCLUDING FUEL CENTERS	6.6%	3.2%
EXCLUDING FUEL CENTERS	3.7%	1.8%

COMPARABLE SUPERMARKET SALES (b)

	THIRD QUARTER
	2005	2004
INCLUDING FUEL CENTERS	$12,836.1	$11,966.5
EXCLUDING FUEL CENTERS	$11,874.6	$11,389.0

INCLUDING FUEL CENTERS	7.3%	3.7%
EXCLUDING FUEL CENTERS	4.3%	2.2%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters and is not scheduled to be closed.
(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations, and is not scheduled to be closed.

Table 5. Reconciliation of Total Debt to Net Total Debt

(in millions)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity. Management believes net total debt is an important measure of liquidity. Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the third quarter of 2005 to the balances in the third quarter of 2004 and the fourth quarter of 1999.

	November 5, 2005	November 6, 2004	Change	January 29, 2000	Change
Current portion of long-term debt, at face value, including capital leases and financing obligations	$573.8	$206.8	$367.0	$591.5	$(17.7)
Long-term debt, at face value, including obligations under capital leases and financing obligations	6,661.5	7,531.3	(869.8)	8,422.5	(1,761.0)
Adjustment to reflect fair value interest rate hedges	25.1	82.3	(57.2)	—	25.1

Total debt	$7,260.4	$7,820.4	$(560.0)	$9,014.0	$(1,753.6)
Temporary cash investments	(100.0)	—	(100.0)	—	(100.0)
Investments in debt securities	—	—	—	(68.8)	68.8
Prepaid employee benefits	—	—	—	(200.0)	200.0

Net total debt	$7,160.4	$7,820.4	$(660.0)	$8,745.2	$(1,584.8)